Exhibit 99.28(h)(xxvi)

AMENDMENT TO THE ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is an amendment to the Administration and Accounting Services Agreement between The Bank of New York Mellon (“BNY Mellon”) and Old Westbury Funds, Inc. (“Customer”) dated as of April 6th, 2006.

The date of this Amendment is as of July 20, 2022.

Intending to be legally bound, BNY Mellon and Customer hereby agree as follows:

Schedule I of the Agreement (Schedule of Services) is amended to add the following as a new service under the Fund Administration Services heading set forth in such Schedule I:

●	Rule 18f-4 Services
○	BNY Mellon shall provide certain services relating to Rule 18f-4 under the 1940 Act (“Rule 18f-4 Services”), which services specifically are the following:
▪	For a Series that is a Limited Derivatives User, performance of a daily (one BNY Mellon business day lag) derivatives exposure test pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test, provided that BNY Mellon shall work in good faith with the Fund to develop comparable testing methodologies if it is unable to perform the requested testing).
▪	For a Series that is not a Limited Derivatives User, performance of a daily (one BNY Mellon business day lag) value-at-risk test pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test, provided that BNY Mellon shall work in good faith with the Fund to develop comparable testing methodologies if it is unable to perform the requested testing).
▪	For a Series that is not a Limited Derivatives User, performance of agreed upon stress testing, pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test, provided that BNY Mellon shall work in good faith with the Fund to develop comparable testing methodologies if it is unable to perform the requested testing).
▪	For a Series that is not a Limited Derivatives User, performance of agreed upon back-testing to assist the Fund in monitoring actual versus expected value-at-risk breaches over time, pursuant to such testing rules as specified by the Fund (subject to confirmation by BNY Mellon as to its capacity to perform such test, provided that BNY Mellon shall work in good faith with the Fund to develop comparable testing methodologies if it is unable to perform the requested testing).
▪	Reporting of results of the tests set forth above through a reporting portal. Results may be provided in PDF, XLS or CSV format, or other format utilized by BNY Mellon or agreed between the Fund and BNY Mellon.
○	The Fund must provide reasonable advance notice to BNY Mellon (as commercially reasonably determined by BNY Mellon) whether or not a Series is to be treated as a Limited Derivatives User for purposes of the Rule 18f-4 Services.
○	Performance of the Rule 18f-4 Services is subject to BNY Mellon’s timely receipt of all necessary information related to such services. BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the provision of the Rule 18f-4 Services, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party and (c) validation of such data provided to it by any Third Party.
○	The Fund represents, warrants and covenants to BNY Mellon that the Fund is and will remain duly licensed as required with respect to any data, indices and benchmarks utilized by BNY Mellon in connection with the Rule 18f-4 Services.
○	The Rule 18f-4 Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.
○	For clarity, the Rule 18f-4 Services do not include responsibility for the Fund’s compliance with Rule 18f-4, and the responsibility for compliance with Rule 18f-4 rests solely with the Fund, including without limitation responsibility for compliance with the requirements relating to a Derivatives Risk Manager, for implementation and documentation of the Fund’s derivatives risk management program, for assessing and addressing the information provided by BNY Mellon pursuant to the Rule 18f-4 Services, and for any escalation or reporting obligations to investment management personnel, the Board or the SEC.
○	It is the responsibility solely of the Fund to make all determinations regarding treatment of assets under Rule 18f-4. Neither the provision of nor any information provided with respect to the Rule 18f-4 Services is intended to be, nor should it be construed or used as, financial, legal, tax or investment advice, or to be an opinion of the appropriateness or suitability of any investment.

Agreed:

Old Westbury Funds, Inc.		The Bank of New York Mellon

By:	/s/ David W. Rossmiller	By:	/s/ Karen S. Vavra
Name:	David W. Rossmiller	Name:	Karen S. Vavra
Title:	President of Old Westbury Funds, Inc.	Title:	Director